UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 31, 2007 (January 31, 2007)

SPECTRA ENERGY CAPITAL, LLC

(Exact name of registrant as specified in its charter)

Delaware	0-23977	51-0282142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 31, 2007, Spectra Energy Corp announced that it has agreed to settle outstanding litigation related to a contract dispute between Citrus Trading Corp. (Citrus) and Spectra LNG Sales, Inc. (formerly known as Duke Energy LNG Sales, Inc.), an indirect subsidiary of Spectra Energy Corp. The Citrus litigation was a liability assumed by Spectra Energy Corp in connection with its spinoff from Duke Energy Corporation on January 2, 2007. Under the terms of the settlement agreement, Spectra Energy will pay Citrus $100 million to settle a contract dispute that arose in connection with a 1998 contract regarding the purchase and re-sale of liquefied natural gas.

In December 2006, Spectra Energy Capital, LLC, then known as Duke Capital, LLC, announced it would establish a reserve of $45 million associated with this liability. As a result of the settlement, the reserve recognized by Spectra Energy Capital in its fourth quarter 2006 results of operations has increased to $100 million. Spectra Energy Capital became a subsidiary of Spectra Energy on January 1, 2007 in conjunction with its separation from Duke Energy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CAPITAL, LLC

/s/ William S. Garner, Jr.
William S. Garner, Jr. Vice President, General Counsel and Secretary

Date: January 31, 2007